Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222610

MOODY NATIONAL REIT II, INC.
SUPPLEMENT NO. 3 DATED NOVEMBER 28, 2018

TO THE PROSPECTUS DATED JULY 19, 2018

This document supplements, and should be read in conjunction with, our prospectus dated July 19, 2018, as supplemented by Supplement No. 1 dated August 17, 2018 and Supplement No. 2 dated November 20, 2018, relating to our offering of up to $990,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 3 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 3 is:

●	an update to the “Suitability Standards” section of our prospectus; and

●	an update to our subscription agreement.

Suitability Standards with Respect to Investors in North Dakota

The following disclosure is hereby added to the “Suitability Standards” section of our prospectus and to our subscription agreement.

“North Dakota – North Dakota investors must represent that, in addition to the stated net income and net worth standards above, they have a net worth of at least ten times their investment in us.”

Update to Subscription Agreement

A copy of our updated form of subscription agreement, which supersedes and replaces the form of subscription agreement filed as Appendix B to our prospectus, is attached to this supplement as Exhibit A.

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT SUBSCRIPTION AGREEMENT INSTRUCTIONS FOR THE PROSPECTUS DATED JULY 19, 2018

Please refer to the following instructions in completing the attached Signature Page. Failure to follow these instructions may result in the rejection of your subscription.

Individuals desiring to purchases shares of common stock (the “Shares”) of any class in Moody National REIT II, Inc., a Maryland corporation (the “Company”), must sign and deliver a copy of the attached subscription agreement signature page (“Signature Page”) along with the acknowledgement of receipt of the prospectus in Section 5 of this Subscription Agreement. If this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Company’s prospectus dated July 19, 2018 (the “Prospectus”). Subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. Upon completion of this transaction, investors will receive a confirmation of purchase, subject to acceptance by the Company, within 30 days from the date the subscription is received. In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the final Prospectus.

1.	INVESTMENT: A minimum investment of $2,500 is required for purchases of Class A, Class I and Class T Shares. A check for the full purchase price of the shares subscribed for should be made payable to “Moody National REIT II, Inc.” Shares of any class may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Suitability Standards.” Please indicate the state in which the sale was made in Section 1 of this Subscription Agreement. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Investment” box. A completed Subscription Agreement is required for each initial and additional investment.
2.	NON CUSTODIAL OWNERSHIP: Please check the appropriate box to indicate the type of entity or type of individuals subscribing.
3.	CUSTODIAL OWNERSHIP ACCOUNTS: If applicable, please provide the information requested for Custodial Accounts in this Section. Please enter the exact name in which the Shares are to be held and the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.
4.	REGISTRATION INFORMATION: Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 11, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.
5.	INVESTOR ACKNOWLEDGMENT: Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf.
6.	STATE SPECIFIC SUITABILITY ACKNOWLEDGEMENTS: Please complete this Section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition.
7.	DISTRIBUTION REINVESTMENT PLAN: By electing the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 4 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.
8.	FINANCIAL ADVISOR: This Section is to be completed by the Registered Investment Advisor (RIA), or the registered representative and the broker-dealer.
9.	PAYMENT INSTRUCTIONS: Please indicate the method of payment for your subscription in this Section.
10.	SUBSCRIBER SIGNATURES: The subscription agreement Signature Page must be signed by an authorized representative. The subscription agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer. Only original, completed copies of subscription agreements may be accepted. Photocopied or otherwise duplicated subscription agreements cannot be accepted by the Company.

MAILING INSTRUCTIONS

The completed subscription agreement, including the executed subscription agreement signature page and payment (if sent by mail), should be sent to:

Via Mail	Via Overnight Delivery

Moody National REIT II, Inc.	Moody National REIT II, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (888) 457-2358.

SUBSCRIPTION AGREEMENT	Moody National REIT II, Inc.
P.O. Box 219280
Kansas City, MO 64121-9280
Telephone: (888) 457-2358
Website: www.moodynationalreit.com

1. INVESTMENT – See payment instructions in Section 9 below

Investment Amount $ (Minimum initial investment is $2,500):

☐  Initial Investment

☐ Additional Investment – Account number: _________________________________

SHARE CLASS SELECTION (Required)

☐ A Share	☐ T Share	☐ I Share – Select this option for Fee Based or RIA purchases ONLY.

2. NON-CUSTODIAL OWNERSHIP

☐ Individual	☐ Joint Tenants with Right of Survivorship	☐ Tenants in Common

☐ Community Property	☐ Plan – A copy of the plan documents required	☐ Uniform Gift/Transfer to Minors
State of: ___________________

☐ Trust – A copy of the trust documents required

☐ Corporation/Partnership/Other – A copy of the Corporate Resolution or Partnership Agreement required

3. CUSTODIAL OWNERSHIP – Custodian signature required in section 10

Moody National REIT Sponsor, LLC does not provide custodial services; therefore, if this is a custodial account, a custodian must be indicated below. For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds pursuant to the payment instructions in Section 9 below.

☐ Traditional IRA	☐ Roth IRA
☐ Rollover IRA	☐ SEP IRA
☐ Simple IRA	☐ Individual
☐ Other Custodial Ownership Account (Specify):

Required for all Custodial Ownership Accounts:

Custodian Account Number:

Name of Custodian:	Trustee:	Other Administrator:

Mailing Address:

City:	State:	Zip Code:

Custodian Telephone Number:

Custodian Tax Identification Number:

4. REGISTRATION INFORMATION – Please complete the following applicable information

Entity Name – Trust/Corporation/Partnership/Other, if applicable:

Entity Tax ID – if different from investor SSN, if applicable:

Investor Name – Investor/Trustee/Authorized Signatory:

Co-Investor Name – co-investor/co-trustee/co-authorized signatory, if applicable:

Investor SSN:	Co-Investor SSN:

Investor Date of Birth:	Co-Investor Date of Birth:

Residential Address (may not be a P.O. Box):

City:	State:	Zip Code:

Mailing Address (If different from above. P.O. Box is acceptable):

City:	State:	Zip Code:

Daytime Telephone Number:	Evening Telephone Number:

E-Mail Address:

Citizenship Status of Investor	☐	U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien
Citizenship Status of Co-Investor	☐	U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien

If Non-U.S. Citizen, specify country of Citizenship (W-8BEN Form Required):

5. INVESTOR ACKNOWLEDGEMENT

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. As used below, except as specifically noted, liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:

			Investor		Co-Investor
(a)	I (we) received a final Prospectus for the Company relating to the Shares, wherein the terms and conditions of the offering are described, five business days in advance of the date hereof.	Initials		Initials

(b)	I (we) accept the terms and conditions of the Company’s charter.	Initials		Initials

(c)	I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	Initials		Initials

(d)	I (we) acknowledge that the assignability and transferability of the Shares is restricted and will be governed by the Company’s charter and bylaws and all applicable laws as described in the Prospectus.	Initials		Initials

(e)	I (we) acknowledge that there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.	Initials		Initials

			Investor		Co-Investor
(f)	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more.	Initials		Initials

(g)	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and a minimum annual gross income of $70,000.	Initials		Initials

6. STATE SPECIFIC SUITABILITY ACKNOWLEDGEMENTS

Please separately initial ALL that apply:

			Investor		Co-Investor
●	If an Alabama investor, my (our) investment in the Company and its affiliates does not exceed, in the aggregate, more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities).	Initials		Initials

●	If an Iowa investor, I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. In addition, if I (we) am (are) not an accredited investor, as defined in Regulation D promulgated under the Securities Act of 1933, as amended, my (our) aggregate investment in the Company, its affiliates and other non-exchange-traded direct participation programs does not exceed 10% of my (our) liquid net worth.	Initials		Initials

●	If a Kansas investor, I (we) acknowledge that the office of the Kansas Securities Commissioner recommends that I (we) limit my (our) aggregate investment in the Company and other non-listed real estate investment trusts to not more than 10% of my (our) liquid net worth.	Initials		Initials

●	If a Kentucky investor, my (our) investment in the Company and its affiliates’ non-publicly traded real estate investment trusts does not exceed, in the aggregate, more than 10% of my (our) liquid net worth.	Initials		Initials

●	If a Maine investor, my (our) aggregate investment in this offering and similar direct participation investments does not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials		Initials

●	If a Missouri investor, no more than ten percent (10%) of my (our) liquid net worth shall be invested in shares of the Company.	Initials		Initials

●	If a Nebraska investor who is not an accredited investor, as defined in Regulation D promulgated under the Securities Act of 1933, as amended, my (our) investment in this offering and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth.	Initials		Initials

			Investor		Co-Investor
●

If a New Jersey investor, I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in the Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed ten percent (10%) of my (our) liquid net worth.

Class I Shares may be subject to additional ongoing fees from an investor’s adviser.

		Initials		Initials

●	If a New Mexico investor, my (our) investment in the Company, shares of its affiliates and in other real estate investment trusts may not exceed ten percent (10%) of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials		Initials

●	If a North Dakota investor, I (we) represent that, in addition to the stated net income and net worth standards, I (we) have a net worth of at least ten times my (our) investment in the Company.	Initials		Initials

●	If an Ohio investor, my (our) investment in the Company, its affiliates and in other non-traded real estate investment trusts does not exceed 10% of my (our) liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities.	Initials		Initials

●	If an Oregon investor, my (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth.	Initials		Initials

●	If a Pennsylvania investor, I (we) must limit my (our) investment in the Company to 10% of my (our) net worth, exclusive of home, furnishings and automobiles.	Initials		Initials

●	If a non-accredited Vermont investor, I (we) may not purchase an amount in this offering that exceeds 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering.	Initials		Initials

7. DISTRIBUTION REINVESTMENT PLAN – Select only one option

I hereby subscribe for Shares of Moody National REIT II, Inc. and elect the distribution option indicated below. If no option is selected, a check will be mailed to the investor or custodial account.

☐ Distribution Reinvestment Plan (DRP) – (Custodial and Non-Custodial Accounts)

☐ Cash/Check sent to Custodial Account identified in Section 3 above (Custodial Accounts ONLY)

☐ Check Mailed to the address in Section 4 above – (Non-Custodial Accounts ONLY)

☐ Cash/Check deposited directly into the account listed as follows (Non-Custodial Accounts ONLY):

Name of Financial Institution:

Street Address:

City:	State:	Zip Code:

Name(s) on Account:

☐ Checking/Savings Account (voided check is required)                                ☐ Brokerage Account

Account Number:	Bank Routing Number:

8. FINANCIAL ADVISOR – To be completed by the RIA or Registered Representative and the Broker-Dealer

The Financial Advisor and in the case of a Broker-Dealer, an authorized principal of the Broker-Dealer must sign below to complete the order. The Financial Advisor and/or Broker-Dealer hereby warrant that each is duly licensed and may lawfully conduct business in the state designated as the subscriber’s legal residence or the state in which the sale was made, if different.

Name of Broker-Dealer or Registered Investment Advisory Firm:

Name of Financial Advisor:

Financial Advisor Rep Number:	Branch Code:

Financial Advisor Street Address:

City:	State:	Zip Code:

Telephone Number:	Fax Number:

E-Mail Address:

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Financial Advisor and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

Financial Advisor Signature (Required):	Date:

Broker-Dealer Authorized Principal (if required by BD):	Date:

9. PAYMENT INSTRUCTIONS

☐ By Mail – Checks should be made payable to “Moody National REIT II, Inc.” You should consult with your registered representative if you are unsure how to make your check payable. Forward the subscription agreement to the address set forth in the instructions to this Subscription Agreement.

Via Mail	Via Overnight Delivery

Moody National REIT II, Inc.	Moody National REIT II, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

☐ By Wire Transfer – If paying by wire transfer, please request that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account. Wire transfers should be made to the Company. Below please find the wiring instructions:

Account Name: DST as Agent for Moody National REIT II, Inc.

Bank: UMB Bank, N.A.

Address: 1010 Grand Ave., Kansas City, MO 64106

ABA#: 1010-0069-5

DDA#: 987-173-7799

10. SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required). Each investor signing below, under penalties of perjury, certifies that:

1.	The number shown in the Investor Social Security Number/Taxpayer Identification Number field in Section 4 of this form is my correct Social Security Number/Taxpayer Identification Number (or I am waiting for a number to be issued to me);
2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding;
3.	I am a U.S. person (including a non-resident alien).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Signature of Individual Owner:	Date:

Print or Type Name:

Signature of Joint Account Owner:	Date:

Print or Type Name:

Signature of Custodian Trustee, Officer, General Partner or other Authorized Person:	Date:

Print or Type Name:

Signature of Additional Person (if required):	Date:

Print or Type Name: